Exhibit 10.2

EXECUTION VERSION

SHAREHOLDER SUPPORT AGREEMENT

This SHAREHOLDER SUPPORT AGREEMENT is made and entered into as of July 24, 2026 (this “Agreement”), by and among Cartesian Growth Corporation II, an exempted company incorporated under the Laws of the Cayman Islands (“CGC”), InoBat AS, a private limited company (aksjeselskap) organized under the laws of Norway and registered with registration number 927 439 948 in the Norwegian Register of Business Enterprises (the “Company”), and certain shareholders of the Company, whose names appear on the signature pages of this Agreement (each a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, CGC and the Company propose to enter into, contemporaneously herewith, that certain Business Combination Agreement, dated as of the date hereof (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA); and

WHEREAS, as of the date hereof, each Shareholder owns of record the Company Shares as set forth opposite such Shareholder’s name on Exhibit A hereto (all such Company Shares and any Company Shares of which ownership of record or the power to vote is hereafter acquired by the Shareholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Agreement to Vote.

(a)           Subject to the earlier termination of this Agreement in accordance with Section 10, each Shareholder, severally and not jointly, hereby agrees to vote at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company (which written consent shall be delivered promptly, and in any event within twenty-four (24) hours after the Company requests such delivery), all of such Shareholder’s Shares held by such Shareholder at such time (i) in favor of the approval and adoption of the BCA and approval of the transactions contemplated by the BCA (“Transactions”) and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the transactions contemplated by the BCA from being consummated.

(b)           Each Shareholder, severally and not jointly, hereby agrees that it shall not enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the foregoing.

(c)           Each Shareholder, severally and not jointly, hereby agrees to take any and all actions, and to execute and deliver any and all documents and agreements, deemed reasonably necessary or reasonably requested by CGC or the Company in order to implement the Transactions on a timely basis and as contemplated by the BCA.

(d)           Without limiting any other rights or remedies of CGC or the Company, each Shareholder, severally and not jointly, hereby irrevocably appoints each of CGC and the Company or any individual designated by each of them (acting jointly) as such Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of such Shareholder, to attend on behalf of such Shareholder the general meeting or any meeting of the shareholders of the Company with respect to the matters described in Sections 1(a)-(c), to include such Shareholder’s Shares in any computation for purposes of establishing a quorum at any such meeting of the shareholders of the Company, to vote (or cause to be voted) such Shareholder’s Shares or consent (or withhold consent) with respect to any of the matters described in Sections 1(a)-(c) in connection with any meeting of the shareholders of the Company or any action by written consent or written resolutions, as applicable, by the shareholders of the Company, in each case, in the event that (i) such Shareholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Sections 1(a)-(c) and continues to fail to perform or otherwise comply with the covenants, agreements or obligations set forth in Sections 1(a)-(c) for two Business Days following written notice from the Company and CGC of such failure to perform or comply, or (ii) such Shareholder challenges, directly or indirectly, the validity or enforceability of its covenants, agreements or obligations under Sections 1(a)-(c), or the voting proxy it executes. For the avoidance of doubt, this does not prevent such Shareholder from withdrawing or otherwise challenging the voting proxy if this Agreement has terminated in accordance with its terms.

(e)           The proxy granted by the Shareholders pursuant to Section 1(d) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for CGC and the Company entering into the BCA and agreeing to consummate the transactions contemplated thereby. The proxy granted by each Shareholder pursuant to Section 1(d) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by such Shareholder and, upon such Shareholder’s execution of this Agreement, shall revoke any and all prior proxies granted by such Shareholder with respect to the Shares. The vote or consent of the proxyholder with respect to the matters described in Sections 1(a)-(c) shall control in the event of any conflict between such vote or consent by the proxyholder of such Shareholder’s Shares and a vote or consent by such Shareholder of its Shares (or any other Person with the power to vote or provide consent with respect to such Shares) with respect to the matters described in Sections 1(a)-(c). The proxyholder may not exercise the proxy granted pursuant to Section 1(d) on any matter except for those matters described in Sections 1(a)-(c). For the avoidance of doubt, the proxy granted by each Shareholder pursuant to Section 1(d) shall terminate automatically with no further action required if the BCA (or any provision thereof) or any Ancillary Documents (or any provision thereof) is entered into, amended, supplemented, modified or waived in any manner adverse to such Shareholder without the prior written consent of such Shareholder, such consent not to be unreasonably withheld or delayed.

2.             Transfer of Shares. Each Shareholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), allow the imposition of a lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares.

3.             No Solicitation; Waiver of Appraisal Rights.

(a)           Each of the Shareholders, severally and not jointly, agrees to be bound by and subject to Section 5.6 (Exclusive Dealing) of the BCA to the same extent as such provisions apply to the Company as if such Shareholder was a party thereto.

(b)           Each Shareholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights with respect to the Exchange and the other transactions contemplated by the BCA, and any rights to dissent with respect to the Exchange and the other transactions contemplated by the BCA or to oppose any reorganization or amendment designed to facilitate drag along rights or otherwise facilitate the BCA.

4.             Termination of Agreements. Each Shareholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Exchange Effective Time (as defined in the BCA), (a) each investment agreement between the Company and such Shareholder, (b) each share subscription agreement between the Company and such Shareholder (such agreements, including any amendment, side letter, conversion deed or deed of assignment and assumption relating thereto, together, the “Shareholder Agreements”), and (c) if applicable to such Shareholder, any rights under any other letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, rights to appoint or nominate voting members of the Company Board, Company Board observer rights, rights to nominate or appoint key management or executive personnel of the Company or any of its Subsidiaries, rights to receive information delivered to the Company Board, anti-dilution rights (including any weighted-average or other adjustment mechanism), equity exchange rights (including any right to exchange, convert or reclassify shares or other equity interests in the Company into any class of preferred shares), reserved matters or veto rights over specified actions by the Company or its Subsidiaries or other similar rights not generally available to shareholders of the Company (the “Terminating Rights”) between such Shareholder and the Company, in each case irrespective of whether any such rights were expressed or intended to survive the termination or expiration of the applicable agreement, but excluding, for the avoidance of doubt, any rights such Shareholder may have that relate to any commercial or employment agreements or arrangements between such Shareholder and the Company or any subsidiary, which shall survive in accordance with their terms.

5.             Further Assurances; Lot Size Support.

(a)           Each Shareholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things, including, but not limited to, execution of all such proper agreements, deeds, assignments, assurances and other instruments, reasonably necessary (including under applicable Laws) to effect the actions required to consummate the Transactions and the other transactions contemplated by this Agreement and the BCA, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable. Without limiting the foregoing, each Shareholder agrees to execute a Company Shareholder Undertaking as promptly as practicable following the Company’s or CGC’s request to do so.

(b)           Without limiting the generality of the foregoing, in compliance with applicable laws, prior to the Closing, each Shareholder shall support the distribution of Company Shares to as many of its indirect equity owners as is reasonably practicable, in an aggregate amount intended to result in at least three hundred (300) round lot holders of the Company and each such owner holding, in connection with the Closing, a lot size (all such lots to be the same size to the extent practicable) of approximately five hundred (500) ListCo Common Shares.

6.             No Challenges; Release.

(c)           Effective as of the Closing, each Shareholder generally and irrevocably releases and discharges the Company and CGC and their respective successors, directors and officers from any and all claims, liabilities and obligations, known or unknown, arising prior to the Closing; provided, however, that nothing in this Section 6 shall release any rights of such Shareholder (i) under this Agreement, the BCA or any Ancillary Document, (ii) to indemnification or advancement of expenses under the Company’s Governing Documents, (iii) arising out of fraud or willful misconduct, or (iv) any accrued and unpaid amounts owing to such Shareholder under any commercial or employment agreement or arrangement with the Company or any of its Subsidiaries (including any accrued compensation or expense reimbursement).

(d)           Each Shareholder agrees not to, and shall direct its representatives and agents not to, bring, commence, institute, maintain, voluntarily aid, join in, facilitate, assist or encourage, and agrees to take all actions necessary to, and to direct his or her representatives and agents to, opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CGC or the Company or any of their respective successors or directors, (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the BCA or (ii) alleging a breach of any fiduciary duty of any person (or that such person may be alleged to have, including to the Company or any other Shareholder) in connection with the evaluation, negotiation or entry into the BCA or this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Shareholder from enforcing such Shareholder’s rights under this Agreement.

7.             Consent to Disclosure. Each Shareholder hereby consents to the publication and disclosure in the Registration Statement / Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by CGC or the Company to any Governmental Entity or to securityholders of CGC) of such Shareholder’s identity and the nature of such Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by CGC or the Company, a copy of this Agreement. Each Shareholder will promptly provide any information reasonably requested by CGC or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC), subject to confidentiality obligations that may be applicable to information furnished to the Company or the Company’s Subsidiaries by third parties that may be in the Company’s or the Company’s Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that, to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law.

8.             Public Announcements. No Shareholder will make any public announcement or issue any public communication regarding this Agreement, the BCA, the transactions contemplated hereby or thereby or any matter related to the foregoing, without the prior written consent of CGC and the Company, except: (a) if such announcement or other communication is required by applicable Laws or the rules of any stock exchange, in which case the disclosing Shareholder shall, to the extent permitted by applicable Laws, first allow CGC and the Company to review such announcement or communication and have the opportunity to comment thereon, and such disclosing Shareholder shall consider such comments in good faith; (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8; and (c) announcements and communications to Governmental Entities in connection with registrations, declarations and filings required to be made as a result of the BCA.

9.             Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to CGC and the Company as follows:

(a)           The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, Law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Shareholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Shareholder is not a natural person, conflict with or result in a breach of or constitute a default under any provision of such Shareholder’s governing documents.

(b)           As of the date of this Agreement, such Shareholder owns beneficially and exclusively of record and has good and valid title to the Shares set forth opposite such Shareholder’s name on Exhibit A free and clear of any security interest, Lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Company’s Governing Documents and (iv) the Shareholder Agreements, and as of the date of this Agreement, such Shareholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Shareholder does not own, directly or indirectly, any other Shares.

(c)           Such Shareholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Shareholder.

(d)           As of the date of this Agreement, there is no Proceeding pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder that, in any manner, questions the beneficial or record ownership of the Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Shareholder of its obligations under this Agreement.

(e)           Such Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of CGC and the Company to make an informed decision regarding this Agreement and the Transactions and has independently made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that CGC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and the BCA.

(f)            Other than as provided in the BCA, such Shareholder has not made, nor has any third party made on behalf of such Shareholder, any arrangement for any broker’s, finder’s, financial advisor’s or other similar fee or commission for which CGC, the Company or any of their subsidiaries is or could be liable in connection with the BCA or this Agreement or any of the respective transactions contemplated hereby or thereby.

10.           Termination. This Agreement and the obligations of the Shareholders under this Agreement shall automatically terminate upon the earliest of (a) the Closing, (b) the termination of the BCA in accordance with its terms, (c) the mutual agreement of the parties hereto, and (d) the Termination Date (as defined in the BCA), if the Closing has not occurred on or prior to such date. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, that, nothing in this Section 10 shall relieve any party of liability for any breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

11.           Miscellaneous.

(a)           Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)           All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 11(b)):

If to CGC, to:

Cartesian Growth Corporation II
505 Fifth Avenue, Suite 1500
New York, NY 10017

Attention:	Peter Yu
E-mail:	@@@@

with a copy to:

Greenberg Traurig, LLP
One Vanderbilt Avenue

New York, New York 10017

Attention:	Adam Namoury; Thomas Martin
E-mail:	@@@@

if to the Company:

InoBat AS

Voderady 429

919 42 Voderady

Slovak Republic

Attention:	CEO, Marian Bocek
E-mail:	@@@@

with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

Attention:	Ilan Katz; Brian Lee; Grant Levine
Email:	@@@@

If to a Shareholder, to the address or e-mail address set forth for such Shareholder on the signature page hereof.

(c)           If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)           This Agreement, the BCA and Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(e)           This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and CGC’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Shareholder shall be liable for the breach by any other Shareholder of this Agreement.

(f)            This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

(g)           The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled, to the fullest extent permitted by Law, to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party and (ii) agree not to commence any such Proceeding except in the courts described above in New York, other than any Proceeding in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper, or (z) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.

(i)            This Agreement may be executed and delivered (including by facsimile or portable document format (.PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j)            At the request of CGC, in the case of any Shareholder, or at the request of the Shareholders, in the case of CGC, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(k)           This Agreement shall not be effective or binding upon any Shareholder until after such time as the BCA is executed and delivered by CGC and the Company.

(l)            Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 11(l).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CARTESIAN GROWTH CORPORATION II

By:	/s/ Peter Yu
Name: Peter Yu
Title: Chief Executive Officer

INOBAT AS

By:	/s/ Marian Bocek
Name: Marian Bocek
Title: CEO and Member of the Board

By:	/s/ Dr Andy Palmer
Name: Dr Andy Palmer
Title: Chairman of the Board

[Signature page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

INOBAT J.S.A.

By:	/s/ Marian Bocek
Name: Marian Bocek
Title: Chairman of the board

By:	/s/ Adam Jasek
Name: Adam Jasek
Title: Member of the board

Address and e-mail address for purposes of Section 11(b):

Name:
Address:
E-mail:

[Signature page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

AVANEA INVESTMENT HOLDING A.S.

By:	/s/ Adam Jasek
Name: Adam Jasek
Title: Chairman of the board

Address and e-mail address for purposes of Section 11(b):

Name:
Address:
E-mail:

[Signature page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

AVANEA INOBAT AUTO DEALCO

By:	/s/ Marian Bocek
Name: Marian Bocek
Title: Chairman of the board

By:	/s/ Alexander Polsky
Name: Alexander Polsky
Title: Member of the board

Address and e-mail address for purposes of Section 11(b):

Name:
Address:
E-mail:

[Signature page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

AVANEA INOBAT SERIES C DEALCO

By:	/s/ Marian Bocek
Name: Marian Bocek
Title: Chairman of the board

By:	/s/ Alexander Polsky
Name: Alexander Polsky
Title: Member of the board

Address and e-mail address for purposes of Section 11(b):

Name:
Address:
E-mail:

[Signature page to Shareholder Support Agreement]

EXHIBIT A

LIST OF SHAREHOLDERS

Name of Shareholder	Number of Company Shares Owned
InoBat j.s.a.	50,000,000
Avanea Investment Holding a.s.	39,433,483
Avanea InoBat Auto DealCo	3,734,440
Avanea InoBat Series C DealCo	321,791